UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2017

SPRINT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-04721	46-1170005
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6200 Sprint Parkway, Overland Park, Kansas		66251
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (855) 848-3280

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 20, 2017, Sprint Communications, Inc. (“SCI”), a wholly-owned subsidiary of Sprint Corporation (“Sprint”), entered into a commitment letter, dated September 20, 2017 (the “Commitment Letter”), with JPMorgan Chase Bank, N.A. (“JPMorgan”), Goldman Sachs Bank USA, Deutsche Bank Securities Inc., Deutsche Bank AG Cayman Islands Branch and Mizuho Bank, Ltd. (collectively, the “Commitment Parties”), pursuant to which, subject to the terms and conditions set forth therein, the Commitment Parties have committed to provide an unsecured credit facility in an aggregate principal amount up to $3.2 billion (the “Credit Facility”). The Credit Facility, upon execution, will provide supplemental liquidity for general corporate purposes. Unless previously terminated, the commitments under the Commitment Letter and, if executed, the Credit Facility will terminate on March 20, 2019. Borrowings under the Credit Facility will mature one month from the date of the initial borrowing, provided that, at SCI’s election, the maturity date can be extended on a monthly basis thereafter, but in no event later than March 20, 2019.

Commitments under the Commitment Letter and Credit Facility and the amount of any outstanding borrowings under the Credit Facility as to which maturity can be extended will be automatically reduced in an amount equal to a percentage of the net cash proceeds from certain asset sales made by SCI or certain of its subsidiaries. In addition, subject to certain exceptions, the commitments under the Commitment Letter and Credit Facility will terminate in full upon (i) a change of control, (ii) issuances of equity or indebtedness for borrowed money by Sprint or any of its subsidiaries, or (iii) the incurrence by SCI or certain of its subsidiaries of any indebtedness. In the event the commitments under the Commitment Letter or the Credit Facility are reduced as a consequence of any of the events in the preceding sentence, SCI will not be permitted to elect to extend the maturity of any outstanding borrowings under the Credit Facility on the immediately following maturity date.

Borrowings, if any, under the Credit Facility will bear interest, at the option of SCI, based on the Adjusted Base Rate (as defined in the Credit Facility) plus an applicable margin or Adjusted LIBO Rate (as defined in the Credit Facility) plus an applicable margin. The applicable interest rate margin over (i) the Adjusted LIBO Rate may range from a minimum of 1.25% to a maximum of 4.25% and (ii) the Adjusted Base Rate may range from a minimum of 0.25% to a maximum of 3.25%, in each case based on the number of days elapsed from September 20, 2017.

Obligations under the Credit Facility will be unconditionally guaranteed by Sprint and each of SCI’s direct and indirect, existing and future wholly-owned domestic subsidiaries, subject to certain exceptions. Obligations under the Credit Facility and the guarantees thereof will be subordinated to indebtedness under SCI’s secured revolving and term loan credit facility (the “Secured Credit Facility”) and its secured credit agreement with Export Development Canada.

The Credit Facility contains representations, warranties, covenants and events of default substantially the same as those contained in the Secured Credit Facility, except with respect to provisions related to collateral securing the borrowings under the Secured Credit Facility.

SCI has various relationships with JPMorgan and its respective affiliates, including as agent and lender under the Secured Credit Facility. In addition, some of the other Commitment Parties, or their respective affiliates, have had in the past, and may have, in the future, various relationships with SCI involving the provision of financial or other advisory services, including cash management, investment banking and brokerage services. These agents and lenders or their respective affiliates, have received, and may in the future receive, customary principal and interest payments, fees and expenses for these services.

The foregoing description of the Commitment Letter and the Credit Facility does not purport to be complete and is qualified in its entirety by reference to the Commitment Letter, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed with this report:

Exhibit No.	Description

10.1	Credit Facility Commitment Letter, dated September 20, 2017, among Sprint Communications, Inc., JPMorgan Chase Bank, N.A., Goldman Sachs Bank USA, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc. and Mizuho Bank, Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPRINT CORPORATION

Date: September 25, 2017	By:	/s/ Stefan K. Schnopp
Stefan K. Schnopp